Exhibit 11.0

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                ------------------------------------------------
                (In Thousands, Except Per Share Data, Unaudited)

                                                        Three Months Ended             Six Months Ended
                                                         December 31, 2006             December 31, 2006
                                                        ------------------             -----------------


Income available to common stockholders                 $          547                   $     1,473

Weighted average shares outstanding                             69,258                        69,505

Basic earnings per share                                $         0.01                   $      0.02

Income for diluted earnings per share                   $          547                   $     1,473

Total weighted average common shares and equivalents
outstanding for diluted computation                             69,753                        69,901

Diluted earnings per share                              $         0.01                   $      0.02
